UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event

reported) March 23, 2009 (March 17, 2008)

Build-A-Bear Workshop, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32320 (Commission File Number)	43-1883836 (IRS Employer Identification No.)

1954 Innerbelt Business Center Drive St. Louis, Missouri (Address of Principal Executive Offices)	63114 (Zip Code)

(314) 423-8000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2009 Bonus Performance Objectives

On March 17, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Build-A-Bear Workshop, Inc. (the “Company”) established the 2009 performance objectives for the range of cash bonuses that may be paid under the Build-A-Bear Workshop, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”) to the Company’s Chief Executive Bear; Chief Operations and Financial Bear, Treasurer and Secretary; Chief Bearrister, General Counsel and International Franchising; and Chief Marketing Bear. The Base Bonus Calculation for each of the executives for 2009 is determined by multiplying the Base Bonus Payout (set forth below) by the executive’s eligible base salary (which excludes items such as relocation allowances, bonuses, stock options exercised and vested restricted stock):

Name/Position	Base Bonus Payout
Maxine Clark, Chief Executive Bear	125%

Tina Klocke, Chief Operations and Financial Bear, Treasurer and Secretary	55%

Eric Fencl, Chief Bearrister, General Counsel and International Franchising	35%

Teresa Kroll, Chief Marketing Bear	35%

The cash bonus, if any, to be paid to each respective executive officer will be calculated by multiplying the applicable percentage in column (2) below, based on the Company’s net income for 2009, by the Base Bonus Calculation set forth above:

(1) Achievement Level	(2) Percentage of Base Bonus Calculation
Threshold	Maximum of 25% (subject to a reduction in the discretion of the Committee)

Target	Maximum of 100% (subject to a reduction in the discretion of the Committee)

Target Plus $1	100%

1 1/2 Times Target	150%

Maximum	200%

The Build-A-Bear Workshop, Inc. 2009 Bonus Plan (the “2009 Bonus Plan”) provides for mandatory bonus payouts only if the Company’s 2009 net income (after providing for any bonus expense) exceeds Target. In the event the Company meets, but does not exceed Target, the Committee may, in its discretion, pay up to 100% of an executive officer’s Base Bonus Payout. If the Company’s 2009 net income is less than

Target, the Committee may, in its discretion, pay up to no more than 25% of an executive officer’s Base Bonus Payout. The calculation of cash bonuses will be interpolated to reflect the Company’s net income results which fall between the Target and the Maximum achievement levels noted in the table above. The interpolation will be calculated in accordance with the methodology set forth in the 2009 Bonus Plan, in the sole discretion of the Committee. This discretion includes the ability to reduce the otherwise applicable percentage of Base Bonus Calculation for each achievement level, but the Committee may not use its discretion to increase the amount of compensation payable above the maximum percentage of Base Bonus Calculation for each achievement level.

2009 Long-Term Incentive Plan Awards

Also on March 17, 2009, the Company’s Board of Directors granted the executive officers restricted stock awards and non-qualified stock options under the Plan. In light of the decline of the Company’s stock price, the Committee discounted each executive officer’s target payout by 66%. The resulting value was then awarded 50% in restricted stock and 50% in stock options. The number of shares of restricted stock awarded was derived by dividing 50% the officer’s target value by the closing sales price of the Company’s common stock on March 17, 2009, and the number of shares subject to options was determined by dividing 50% the officer’s target value by the Black-Scholes value of each option share. The options have an exercise price equal to $5.11 per share, which was the closing sales price of the Company’s common stock as listed on the New York Stock Exchange on March 17, 2009.

Name	Number of Shares of Restricted Stock	Number of Shares subject to Non-Qualified Stock Options
Maxine Clark, Chief Executive Bear	54,608	105,016
Tina Klocke, Chief Operations and Financial Bear, Treasurer and Secretary	19,088	36,708
Eric Fencl, Chief Bearrister, General Counsel and International Franchising	10,188	19,596
Teresa Kroll, Chief Marketing Bear	7,424	14,280

Upon receipt of his or her 2009 Long-Term Incentive Plan award, each executive officer entered into the Build-A-Bear Workshop, Inc. Restricted Stock & Non-Qualified Stock Option Agreement (the “Agreement”). The Agreements provide that the restricted stock and stock options vest at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant; vesting is accelerated upon a change of control or, in certain circumstances, upon the holder’s death. Holders of restricted stock are entitled to voting and dividend rights. With respect to options, the Agreements provide that: (i) the options expire 10 years from the date of grant; (ii) in the event the holder’s employment is terminated other than for cause, the holder’s options shall be exercisable for up to 30 days after the termination date, and may be exercised for a longer period not to exceed 10 years, in the discretion of the Committee; and (iii) in the event of the holder’s death, the holder’s options may be exercised at any time within one year after his or her death, but not after 10 years from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILD-A-BEAR WORKSHOP, INC.

Date: March 23, 2009	By:	/s/ Tina Klocke
Name: Tina Klocke Title: Chief Operations and Financial Bear, Secretary and Treasurer (Principal Financial Officer)

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